LOAN AND SECURITIES PURCHASE AGREEMENT

By and Between

MDWERKS, INC.,

XENI FINANCIAL SERVICES, CORP.

and

DEBT OPPORTUNITY FUND, LLLP

DATED NOVEMBER 14, 2008

LOAN AND SECURITIES PURCHASE AGREEMENT

This LOAN AND SECURITIES PURCHASE AGREEMENT (the “Agreement”), dated this 14th day of November, 2008, is made by and between MDWERKS, INC., a Delaware corporation (“MDwerks” or the “Company”), XENI FINANCIAL SERVICES, CORP., a Florida corporation (“XFSC” and along with MDwerks, each a “Borrower” and collectively the “Borrowers”), and DEBT OPPORTUNITY FUND, LLLP, a limited liability limited partnership organized under the laws of the State of Florida (the “Lender”).

RECITALS

WHEREAS, pursuant to the terms and conditions of this Agreement, the Borrowers wish to borrow $10,300,000 from the Lender (the “Loan”) to be evidenced by the issuance of a Senior Secured Promissory Note in the form attached hereto as Exhibit A (the “Note”);

WHEREAS, the Borrowers will use the proceeds from the Loan to purchase medicinal preparations prescription worker’s compensation claims (“Prescription Claims”) from Prospective Client (“XXX”) under the terms and conditions of that certain Prescription Claims Assignment Agreement (the “Claims Purchase Agreement”) between XFSC and XXX to be entered into pursuant to Section 5.8 hereof;

WHEREAS, as part of the agreement to make the Loan, the Lender has requested that MDwerks sell and issue to the Lender a Series J Warrant to purchase an aggregate of 9,339,816 shares of common stock, par value $.001 per share (the “Common Stock”), of MDwerks initially at an exercise price of $1.00 per share in the form attached hereto as Exhibit B (the “Series J Warrant” or the “Warrant”); and

WHEREAS, the Lender desires to provide the Loan to the Borrowers and purchase the Warrant from MDwerks according to the terms hereinafter set forth.

NOW, THEREFORE, the Borrowers and the Lender hereby agree as follows:

ARTICLE I
THE LOAN AND PURCHASE AND SALE OF THE WARRANT

1.1 The Loan and Purchase and Sale of the Warrant. Subject to the terms and conditions hereof and in reliance on the representations and warranties contained herein, or made pursuant hereto, (a) the Borrowers will borrow, and the Lender will lend the Borrowers at the closing of the transactions contemplated hereby (the “Closing”), the aggregate amount of up to $10,300,000 under the Note, subject to a deduction for an original issue discount of 2%, less the fee owed to the Lender pursuant to Section 12.9 hereof in the amount of $80,000 (the “Cash Payment”) and (b) MDwerks will issue and sell to the Lender, and the Lender will purchase from MDwerks at the Closing, the Warrant for making the Loan to the Borrowers. The Note will be issued with an original issue discount of two percent (2%). The Borrowers shall receive from the Lender $0.98 for each $1.00 of principal amount of the Note as indicated in Section 1.3 hereof.

1.2 Closing. The Closing shall be deemed to occur at the offices of Bush Ross, P.A., 1801 N. Highland Avenue, Tampa, Florida 33602, at 5:00 p.m. EST on November 14, 2008, or at such other place, date or time as mutually agreeable to the parties (the “Closing Date”).

1.3 Closing Matters. Subject to the terms and conditions hereof, the following actions shall be taken:

(a) On the Closing Date, (i) the Borrowers will deliver to the Lender the documents set forth in Section 5.4 hereof, (ii) the Lender shall advance $1,500,000 under the Note by, after applying the 2% original issue discount of $30,000, delivering the sum of $1,470,000, less the Cash Payment of $80,000, by wire transfer of immediately available funds in the form of (A) $1,090,000 to the Escrow Account (as defined in Section 1.4) to be held by the Escrow Agent and (B) $300,000 in accordance with instructions of the Borrowers.

(b) After the Closing Date, the Lender shall advance an additional $8,800,000 under the Note by, after applying the 2% original issue discount, delivering $8,624,000 to the Escrow Agent by wire transfers to the Escrow Account consisting of no more than six (6) separate financings with at least two (2) such financings occurring during each calendar week beginning with the first full calendar week following the Closing Date (each such subsequent payment referred to herein as a “Subsequent Funding” with all such payments into the Escrow Account referred to herein as the “Funded Amount”).

1.4 Escrow.  The Lender has agreed that the Funded Amount pursuant to clauses (a) and (b) of Section 1.3 above will be deposited in an escrow account (the “Escrow Account”) to be held and released by the Escrow Agent (as defined in the Escrow Agreement) pursuant to the terms of an Escrow Agreement, substantially in the form attached hereto as Exhibit C (the “Escrow Agreement”). Subject to the terms of the Escrow Agreement, the Funded Amount shall be released to Borrowers by wire transfer to the Claims Purchase Account (as defined in Section 5.9) upon satisfaction (or waiver) of the conditions set forth in Article V below, or returned to the Lender, if each of the conditions set forth in Article V below is not satisfied (or waived) by December 8, 2008 (the “Funding Date”). In the event that the Funded Amount is returned to the Lender hereunder, the Lender shall promptly return the Note and the Warrant to the Borrowers for cancellation; provided, however, the Borrowers shall reissue the Note to the Lender in the amount of such sums actually received by the Borrowers, inclusive of the Cash Payment, pursuant to this Agreement.

1.5 Claim Purchases.

(a) Segregation of Funds. Except as otherwise provided in this Agreement, the proceeds from the Loan and any and all amounts received from the collection and processing of Prescription Claims purchased under the Claims Purchase Agreement (the “Restricted Funds”) shall be deposited in the Claims Purchase Account and segregated at all times from the operating funds of the Borrowers and any other accounts held by the Borrowers.

(b) Removal of Restricted Funds. The Borrowers shall not remove Restricted Funds from the Claims Purchase Account except upon receipt, and then only to the extent, of the Lender’s prior written consent, which may be withheld in the Lender’s sole discretion; provided, however, that the Borrowers may use Restricted Funds to (i) purchase additional Prescription Claims as provided in this Section 1.5 and (ii) make payments to XXX in accordance with the Claims Purchase Agreement provided that the Borrowers deliver written notice of any payment to be made to XXX to Lender at least ten (10) days prior to making such payment. Every thirty (30) days, the Lender and Borrowers shall conduct a meeting in person or via teleconference at a mutually agreeable time, date and location to review the status of, and adequacy of amounts in, the Claims Purchase Account and to discuss the potential release of funds from the Claims Purchase Account to an operating account of XFSC (any such released funds shall be referred to as “Permitted Withdrawals”); provided, however, such release shall be the sole discretion of the Lender.

(c) Notice of Proposed Purchase. At least three (3) Trading Days prior to the purchase of any Prescription Claims under the Claims Purchase Agreement (a “Proposed Purchase”), Borrowers shall submit a written request to the Lender identifying the specific Prescription Claims included in the Proposed Purchase and the total amount and date of the Proposed Purchase. Provided that the conditions in Section 1.5(d) are met, Borrowers shall be entitled to use the Restricted Funds for the Proposed Purchase to the extent that the sum of the Restricted Funds and Acceptable Receivables exceeds the aggregate principal amount of all Advances (the “Borrowing Base”). As used in this Agreement, “Acceptable Receivables” means the purchased Prescription Claims for which XFSC has not received payment, but excluding the following Prescription Claims: (i) any Prescription Claim or portion thereof that remains unpaid 180 days or more after the Prescription Claim was submitted for payment; (ii) any Prescription Claim or portion thereof with respect to which any Borrower has received notice of a claim or dispute over payment; (iii) any Prescription Claim submitted for payment to an entity that is insolvent, the subject of bankruptcy proceedings or out of business; (iv) any Prescription Claim not subject to a duly perfected, first-priority security interest in the Lender’s favor or which is subject to any Lien (as defined in Section 8.3) in favor of any Person (as defined in Section 3.13) other than the Lender; (v) Prescription Claims owed by an obligor, regardless of whether otherwise eligible, if 25% or more of the total amount of Prescription Claims due from such obligor is ineligible under sub-clauses (i) or (ii) above; (vi) Prescription Claims, or portions thereof, otherwise deemed ineligible by the Lender in its sole discretion.

(d) Conditions Precedent to Purchases. The Borrowers’ ability to use Restricted Funds for a Proposed Purchase shall be subject to the further conditions precedent that:

(i) An Event of Default has not occurred and is not continuing or an Event of Default would not result from the Proposed Purchase;

(ii) No default has occurred and is continuing by either XXX or XFSC with respect to the Claims Purchase Agreement;

(iii) The representations and warranties contained in this Agreement or contained in the other Transaction Documents are true and correct as of the date of the Proposed Purchase, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date;

(iv) The Prescription Claims set forth in the Proposed Purchase are to be purchased under the terms of and in accordance with the Claims Purchase Agreement;

(v) The Borrowers shall have provided to the Lender a certificate, in form and detail reasonably satisfactory to the Lender, setting forth the calculation of the available Borrowing Base, executed on behalf of the Borrowers by officers of the Borrowers (the “Borrowing Base Certificate”), and the Lender shall be satisfied that the Proposed Purchase does not exceed the available Borrowing Base; and

(vi) Since the date of the most recently filed financial statements of the Borrowers, there has been no change in either of the Borrowers’ business, properties or condition (financial or otherwise) that has had or would have a Material Adverse Effect (as defined in Section 3.1).

Each request for a Proposed Purchase by the Borrowers shall constitute a representation and warranty by each Borrower that the conditions contained in this Section 1.5(d) have been satisfied.

ARTICLE II
SECURITY DOCUMENTS

2.1  Security Documents.

(a) Security Agreement and Collateral Assignment. All of the obligations of the Borrowers under the Note shall be secured by a lien on all the personal property and assets of the Borrowers now existing or hereinafter acquired granted pursuant to (i) a security agreement from each Borrower dated of even date herewith between each of the Borrowers and the Lender in the form attached hereto as Exhibit D (“Security Agreements), and (ii) such other documents as the Lender may reasonably require from Borrowers to secure its interests under this Agreement.

(b) Guaranty. All of the obligations of the Borrowers under the Note shall be guaranteed pursuant to a guaranty agreement in the form attached hereto as Exhibit E (“Guaranty Agreement”) by each of the following subsidiaries of the Company (each a “Subsidiary” and collectively, the “Subsidiaries”): MDwerks Global Holdings, Inc., a corporation, organized under the laws of the State of Florida (“MGHI”), Xeni Medical Systems, Inc., a corporation organized under the laws of the State of Delaware (“XMSI”), Xeni Medical Billing, Corp., a corporation organized under the laws of the State of Delaware (“XMBC”), and Patient Payment Solutions, Inc., a corporation organized under the laws of the State of Florida (“PPS”).

(c) Guarantor Security Documents. All of the obligations of each Subsidiary under its Guaranty Agreement shall be secured by a lien on all the personal property and assets of such Subsidiary now existing or hereinafter acquired granted pursuant to a guarantor security agreement dated of even date herewith between such Subsidiary and the Purchaser in the form attached hereto as Exhibit F (“Guarantor Security Agreement”).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE BORROWERS

Each of the Borrowers hereby represents and warrants to the Lender as of the date of this Agreement as follows:

3.1 Organization and Qualification. Each Borrower is a corporation duly organized and validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, and has all requisite corporate power and authority to carry on its business as now conducted. Each Borrower is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. As used in this Agreement, “Material Adverse Effect” means any material adverse effect on the business, properties, assets, operations, results of operations, or condition (financial or otherwise) of the Borrowers and the Subsidiaries, taken as a whole, or on the transactions contemplated hereby or by the agreements and instruments to be entered into in connection herewith, or on the authority or ability of a Borrower to perform its obligations in all material respects under the Transaction Documents.

3.2  Subsidiaries. MDwerks has no other subsidiaries other than the Subsidiaries, and XFSC has no subsidiaries. The Company owns, directly or indirectly, all of the capital stock of each Subsidiary and XFSC, free and clear of any and all Liens, except Permitted Liens (as defined in Section 8.3), and all the issued and outstanding shares of capital stock of each Subsidiary and XFSC are validly issued and are fully paid, non-assessable and free of preemptive and similar rights. Each Subsidiary is a corporation duly organized and validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, and has all requisite corporate power and authority to carry on its business as now conducted. Each Subsidiary is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect.

3.3 Compliance.

(a) Neither any Borrower nor any Subsidiary (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by any Borrower or any Subsidiary under), nor has any Borrower or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound, except such that, individually or in the aggregate, such default(s) and violations(s) would not have a Material Adverse Effect, (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) is in violation of any of the provisions of its certificate or articles of incorporation, bylaws or other organizational or charter documents.

(b) The business of each Borrower and each Subsidiary is presently being conducted in accordance with all applicable foreign, federal, state and local governmental laws, rules, regulations and ordinances (including, without limitation, rules and regulations of each governmental and regulatory agency, self regulatory organization and Trading Market applicable to any Borrower or any Subsidiary), except such that, individually or in the aggregate, the noncompliance therewith would not have a Material Adverse Effect. Each Borrower has all franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of its business as now being conducted by it unless the failure to possess such franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals, individually or in the aggregate, would not have a Material Adverse Effect, and each Borrower has not received any written notice of proceedings relating to the revocation or modification of any of the foregoing. For purposes of this Agreement, “Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE Arca, OTC Bulletin Board, the American Stock Exchange, the New York Stock Exchange, the Nasdaq National Market or the Nasdaq Capital Market.

3.4 Capitalization.

(a) As of the date hereof and without giving effect to the sale of the Warrant at Closing as contemplated hereby, the Company’s authorized capital stock consists of (1) 200,000,000 shares of Common Stock, par value $.001 per share, of which 14,370,208 shares are outstanding and (2) 10,000,000 shares of preferred stock, par value $.001 per share, of which (x) 1,000 shares have been designated as Series A Convertible Preferred Stock, par value $0.001 per share, of which 2 shares are outstanding, and (y) 1,500 shares have been designated as Series B Preferred Stock, par value $0.001, of which 1,000 shares are outstanding. All of such outstanding shares have been, or upon issuance will be, validly issued, are fully paid and nonassessable. 110,702,017 shares of Common Stock are reserved for issuance upon the exercise or conversion of all outstanding warrants, convertible notes, options, or other securities exchangeable, convertible or exercisable into shares of Common Stock.

(b) Except for the Warrant, or as disclosed in the SEC Documents (as defined in Section 3.14):

(i) no holder of shares of the Company’s capital stock has any preemptive rights or any other similar rights or has been granted or holds any Liens or encumbrances suffered or permitted by the Company;

(ii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of any Borrower or any Subsidiary, or contracts, commitments, understandings or arrangements by which any Borrower or any Subsidiary is or may become bound to issue additional shares of capital stock of any Borrower or any Subsidiary or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of any Borrower or any Subsidiary;

(iii) there are no outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing Indebtedness (as defined in Section 3.13 hereof) of any Borrower or any Subsidiary in excess of $100,000 or by which a Borrower or a Subsidiary is or may become bound and involves Indebtedness in excess of $100,000;

(iv) there are no financing statements securing obligations in any material amounts, either singly or in the aggregate, filed in connection with any Borrower or any Subsidiary;

(v) there are no agreements or arrangements under which any Borrower or any Subsidiary is obligated to register the sale of any of their securities under the Securities Act of 1933, as amended (the “Securities Act”);

(vi) there are no outstanding securities or instruments of any Borrower or any Subsidiary that contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which any Borrower or any Subsidiary is or may become bound to redeem a security of a Borrower or a Subsidiary;

(vii) there are no securities or instruments containing antidilution or similar provisions that will be triggered by the issuance of the Warrant; and

(viii) neither of the Borrowers has any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement.

3.5 Issuance of the Warrant.

(a) The Warrant to be issued hereunder is duly authorized and, upon issuance in accordance with the terms hereof, shall be free from all taxes, Liens and charges with respect to the issuance thereof. As of the Closing Date, the Company has authorized and has reserved free of preemptive rights and other similar contractual rights of stockholders, a number of its authorized but unissued shares of Common Stock equal to one hundred percent (100%) of the aggregate number of shares of Common Stock to effect the exercise of the Warrant (the “Warrant Shares”).

(b) The Warrant Shares, when issued and paid for upon exercise of the Warrant will be validly issued, fully paid and nonassessable and free from all taxes, Liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of the Common Stock.

(c) Assuming the accuracy of each of the representations and warranties made by the Lender and set forth in Article IV hereof (and assuming no change in applicable law and no unlawful distribution of the Warrant by the Lender or other Persons), the issuance by the Company to the Lender of the Warrant is exempt from registration under the Securities Act.

3.6 Authorization; Enforcement; Validity. Each Borrower has the respective requisite corporate power and authority to enter into and perform, as applicable, its obligations under this Agreement, the Registration Rights Agreement to be entered into between the Company and the Lender on even date herewith in the form attached hereto as Exhibit G (the “Registration Rights Agreement”), the Security Agreement, the Note, the Warrant, and each of the other agreements or instruments entered into by the parties hereto in connection with the transactions contemplated by this Agreement (collectively, the “Transaction Documents”) and to issue the Note and the Warrant (including without limitation, the Warrant Shares) in accordance with the terms hereof and thereof. The execution and delivery of the Transaction Documents by each Borrower and the consummation by each Borrower of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Note and the Warrant, have been duly authorized by its Board, and no further consent or authorization is required by either of the Borrowers, their respective Boards or stockholders. This Agreement, the Note and the other Transaction Documents have been duly executed and delivered by each Borrower, as applicable, and constitute the legal, valid and binding obligations of each Borrower enforceable against the Borrowers in accordance with their respective terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general application affecting enforcement of creditors’ rights and remedies generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law or by principles of public policy thereunder.

3.7 Dilutive Effect. Each Borrower understands and acknowledges that the Company’s obligation to issue the Warrant Shares upon exercise of the Warrant is absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other stockholders of the Company.

3.8 No Conflicts. The execution, delivery and performance of the Transaction Documents by each Borrower and the consummation by each Borrower of the transactions contemplated hereby and thereby (including, without limitation, the reservation for issuance of the Warrant Shares) will not (i) result in a violation of any articles or certificate of incorporation, any certificate of designations, preferences and rights of any outstanding series of preferred stock or bylaws of any Borrower or any Subsidiary or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which any Borrower or any Subsidiary is a party (except where such defaults, conflicts, rights of termination, amendment, acceleration or cancellation have been waived or postponed until the fulfillment of the Borrowers’ obligations under the Transaction Documents), or (iii) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and rules and regulations of any governmental or any regulatory agency, self-regulatory organization, or Trading Market applicable to the Company) or by which any property or asset of the Borrowers are bound or affected, except in the case of clauses (ii) and (iii), for such breaches, violations or defaults as would not be reasonably expected to have a Material Adverse Effect.

3.9 Governmental Consents. Except for (i) filings required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to disclose the existence of the transactions contemplated by this Agreement, (ii) application(s) to each Trading Market for the listing of the Warrant Shares for trading thereon in the time and manner required thereby, and (iii) the filing of Form D with the Commission and such filings as are required to be made under applicable state securities laws, neither Borrower is required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental or any regulatory agency, self-regulatory organization or any other Person in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents, in each case, in accordance with the terms hereof or thereof. Each Borrower is unaware of any facts or circumstances relating to any Borrower or any Subsidiary that might prevent any Borrower from obtaining or effecting any of the foregoing.

3.10 Registration and Approval of Sale of Securities. Based in material part upon the representations and warranties herein (and in the other Transaction Documents) of the Lender, the Company has complied and will comply with all applicable federal and state securities laws in connection with the offer, issuance and sale of the Warrant hereunder (except in the case of state securities laws, for any failures to comply that, individually or in the aggregate, will not have a Material Adverse Effect). Assuming the accuracy of the representations and warranties in Article IV hereof (and assuming no change in applicable law and no unlawful distribution of the Warrant by the Lender or other Persons), no registration under the Securities Act is required for the offer and sale of the Warrant by the Company to the Lender as is contemplated hereby. Neither the Company nor any Person acting on its behalf, directly or indirectly, has or will sell, offer to sell or solicit offers to buy the Warrant or similar securities to, or solicit offers with respect thereto from, or enter into any negotiations relating thereto with, any Person, or has taken or will take any action so as to either (a) bring the issuance and sale of the Warrant under the registration provisions of the Securities Act or applicable state securities laws, or (b) trigger shareholder approval provisions under the rules or regulations of any Trading Market. Neither the Company nor any of its affiliates that it controls, nor any Person acting on its or their behalf, has: (x) engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of any of the Warrant; or (y) directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would cause the offering of the Warrant pursuant to this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act in a manner that would prevent the Company from selling the Warrant pursuant to Regulation D and Rule 506 thereof under the Securities Act, nor will the Company or any of its affiliates that it controls or Persons acting on its or their behalf engage in any form of general solicitation or take any action or steps that would cause the offering of the Warrant to be integrated with other offerings.

3.11 Placement Agent’s Fees. No brokerage or finder’s fee or commission are or will be payable to any Person with respect to the transactions contemplated by this Agreement based upon arrangements made by any Borrower or any Subsidiary. The Borrowers agree that they shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or brokers’ commissions (other than for Persons engaged by the Lender or any of its affiliates) relating to or arising out of the transactions contemplated hereby. The Borrowers shall pay, and hold the Lender harmless against, any liability, loss or expense (including, without limitation, reasonable attorney’s fees and out-of-pocket expenses) arising in connection with any claim for any such fees or commissions.

3.12 Litigation. Except as disclosed in Schedule 3.12 or as disclosed in the SEC Documents, there is no action, suit, written notice of violation, or written notice of any proceeding pending or, to the knowledge of the Borrowers, threatened against or affecting the Common Stock or any Borrower, any Subsidiary or any of their respective executive officers, directors or properties before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), self regulatory authority or Trading Market (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Warrant or (ii) would, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. To the Borrowers’ knowledge, neither the Borrowers nor any Subsidiary, nor any director or executive officer thereof (in his/her capacity as such), is or, within the last five years, has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. To the knowledge of the Company, there has not been, and there is not pending or threatened in writing, any investigation by the United States Securities and Commission (the “Commission” or “SEC”) involving the Company or any current director or executive officer of the Company. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company under the Exchange Act or the Securities Act. There is no action, suit, claim, investigation, arbitration, alternate dispute resolution proceeding or other proceeding pending or, to the knowledge of the Borrowers, threatened in writing against or involving either of the Borrowers or any of their respective properties or assets, which individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body against either of the Borrowers or any executive officers or directors of the Borrowers in their capacities as such, which individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

3.13 Indebtedness and Other Contracts. Except as disclosed in the SEC Documents, neither any Borrower nor any Subsidiary (a) has any outstanding Indebtedness (as defined below in this Section 3.13), (b) is a party to any contract, agreement or instrument, the violation of which, or default under, by any other party to such contract, agreement or instrument would result in a Material Adverse Effect, (c) is in violation of any term of or in default under any contract, agreement or instrument relating to any Indebtedness, except where such violations and defaults would not result, individually or in the aggregate, in a Material Adverse Effect, or (d) is a party to any contract, agreement or instrument relating to any Indebtedness, the performance of which, in the judgment of the Borrowers’ officers, has or is expected to have a Material Adverse Effect. For purposes of this Agreement: (x) “Indebtedness” of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, Lien, pledge, change, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (viii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above; (y) “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; and (z) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

3.14 Financial Information; SEC Documents. The Company has filed all reports required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law to file such material) (the foregoing materials, including the exhibits thereto, being collectively referred to herein as the “SEC Documents”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Documents prior to the expiration of any such extension. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Borrowers make no representation as to the information included in any SEC Documents prepared by third parties and included therein, and the Borrowers make no representation as to the accuracy of information contained in third party studies and reports cited in the SEC Documents. Each registration statement and any amendment thereto filed by the Company during the two years preceding the date hereof pursuant to the Securities Act and the rules and regulations thereunder, as of the date such statement or amendment became effective, complied as to form in all material respects with the Securities Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading; provided, however, that the Borrowers make no representation as to the information included in any SEC Documents prepared by third parties and included therein, and the Borrowers make no representation as to the accuracy of information contained in third party studies and reports cited in the SEC Documents; and each prospectus filed pursuant to Rule 424(b) under the Securities Act, as of its issue date and as of the closing of any sale of securities pursuant thereto did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Borrowers make no representation as to the information included in any SEC Documents prepared by third parties and included therein and the Borrowers make no representation as to the accuracy of information contained in third party studies and reports cited in the SEC Documents. The financial statements of the Company included in the SEC Documents comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP and remain subject to year end adjustments, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal year-end audit adjustments.

3.15 Absence of Certain Changes or Developments. Except as disclosed in Schedule 3.15 attached hereto or as disclosed in the SEC Documents or as contemplated herein and in the Transaction Documents, since December 31, 2007:

(a) there has been no Material Adverse Effect, and no event or circumstance has occurred or exists with respect to the Company or its businesses, properties, operations or financial condition, which, under Exchange Act, Securities Act, or rules or regulations of any Trading Market, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed;

(b) each Borrower has not:

(i) issued any stock, bonds or other corporate securities or any right, options or warrants with respect thereto, except pursuant to the exercise or conversion of securities outstanding as of such date;

(ii) borrowed any amount in excess of $250,000 or incurred or become subject to any other liabilities in excess of $250,000 (absolute or contingent) except current liabilities incurred in the ordinary course of business which are comparable in nature and amount to the current liabilities incurred in the ordinary course of business during the comparable portion of its prior fiscal year, as adjusted to reflect the current nature and volume of the business of the Borrower;

(iii) discharged or satisfied any Lien or encumbrance in excess of $250,000 or paid any obligation or liability (absolute or contingent) in excess of $250,000, other than current liabilities paid in the ordinary course of business and payments of principal and interest to Gottbetter Capital Master, Ltd. (“Gottbetter”) and Vicis Capital Master Fund (“Vicis”);

(iv) declared or made any payment or distribution of cash or other property to stockholders with respect to its stock, or purchased or redeemed, or made any agreements so to purchase or redeem, any shares of its capital stock, in each case in excess of $50,000 individually or $100,000 in the aggregate;

(v) sold, assigned or transferred any other tangible assets, or canceled any debts or claims, in each case in excess of $250,000, except in the ordinary course of business;

(vi) sold, assigned or transferred any patent rights, trademarks, trade names, copyrights, trade secrets or other intangible assets or intellectual property rights in excess of $250,000, or disclosed any proprietary confidential information to any person except to customers in the ordinary course of business;

(vii) suffered any material losses or waived any rights of material value, whether or not in the ordinary course of business, or suffered the loss of any material amount of prospective business;

(viii) made any changes in employee compensation except in the ordinary course of business and consistent with past practices;

(ix) made capital expenditures or commitments therefor that aggregate in excess of $250,000;

(x) entered into any material transaction, whether or not in the ordinary course of business that has not been disclosed in the SEC Documents;

(xi) made charitable contributions or pledges in excess of $10,000;

(xii) suffered any material damage, destruction or casualty loss, whether or not covered by insurance;

(xiii) experienced any material problems with labor or management in connection with the terms and conditions of their employment;

(xiv) altered its method of accounting, except to the extent required by GAAP;

(xv) issued any equity securities to any officer, director or affiliate (as such term is defined in Rule 144 of the Securities Act), except pursuant to existing stock option, equity incentive or similar incentive plans; or

(xvi) entered into an agreement, written or otherwise, to take any of the foregoing actions.

3.16 Solvency. No Borrower has taken, nor does it have any intention to take, any steps to seek protection pursuant to any bankruptcy or similar law. No Borrower has any actual knowledge nor has it received any written notice that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact that, as of the date hereof, would reasonably lead a creditor to do so. After giving effect to the transactions contemplated hereby to occur at the Closing, no Borrower will be Insolvent (as hereinafter defined). For purposes of this Agreement, “Insolvent” means (i) a Borrower is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (ii) a Borrower intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iii) a Borrower has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

3.17 Off-Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between a Borrower and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in its Exchange Act filings and is not so disclosed or that if made or not made would be reasonably likely to have a Material Adverse Effect.

3.18 Foreign Corrupt Practices. Neither any Borrower, nor any Subsidiary, nor any of their respective directors, officers, agents, employees or other Persons acting on behalf of such subsidiaries has, in the course of their respective actions for or on behalf of a Borrower or any of its subsidiaries (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

3.19 Transactions With Affiliates. Except as set forth in the SEC Documents, none of the officers, directors or employees of either Borrower is presently a party to any transaction with any Borrower or any Subsidiary (other than for ordinary course services as employees, officers or directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or, to the knowledge of the Borrowers, any corporation, partnership, trust or other entity in which any such officer, director, or employee has a substantial interest or is an officer, director, trustee or partner.

3.20 Insurance. Each Borrower and each Subsidiary are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of a Borrower believes to be prudent and customary in the businesses in which each Borrower and each Subsidiary are engaged. Neither any Borrower nor any Subsidiary has been refused any insurance coverage sought or applied for and neither any Borrower nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

3.21 Employee Relations. Neither any Borrower nor any Subsidiary is a party to any collective bargaining agreement or employs any member of a union. No Executive Officer of a Borrower (as defined in Rule 501(f) of the Securities Act) has notified such Borrower that such officer intends to leave the Borrower or otherwise terminate such officer’s employment with the Borrower. No Executive Officer of a Borrower, to the knowledge of the Borrowers, is, or is now, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and, to the actual knowledge of the Borrowers, the continued employment of each such executive officer does not subject any Borrower or any Subsidiary to any liability with respect to any of the foregoing matters. Each Borrower and each Subsidiary are in compliance with all federal, state, local and foreign laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

3.22 Title. Except as set forth in the SEC Documents, each Borrower and each Subsidiary have good and marketable title to all personal property owned by them which is material to their respective business, in each case free and clear of all Liens (except for Permitted Liens). Any real property and facilities held under lease by any Borrower or any Subsidiary are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by any Borrower or any Subsidiary.

3.23 Intellectual Property Rights. The Borrowers and the Subsidiaries own or possess the rights to use all patents, trademarks, domain names (whether or not registered) and any patentable improvements or copyrightable derivative works thereof, websites and intellectual property rights relating thereto, service marks, trade names, copyrights, licenses and authorizations which are necessary for the conduct of its business as now conducted (collectively, the “Intellectual Property Rights”) without any conflict with the rights of others, except any failures as, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect. Neither any Borrower nor any Subsidiary has received a written notice that the Intellectual Property Rights used by any Borrower or any Subsidiary violates or infringes upon the rights of any Person. To the knowledge of the Borrowers, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights. The Borrowers and the Subsidiaries have taken reasonable measures to protect the value of the Intellectual Property Rights.

3.24 Environmental Laws. Each Borrower and each of the Subsidiaries (a) are in compliance with any and all Environmental Laws (as hereinafter defined), (b) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (c) are in compliance with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (a), (b) and (c), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The term “Environmental Laws” means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

3.25 Tax Matters. Each Borrower and each of the Subsidiaries (a) have made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (b) have paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (c) have set aside on its books reasonably adequate provision for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply, except where such failure would not have a Material Adverse Effect. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of each Borrower know of no basis for any such claim.

3.26 Sarbanes-Oxley Act; Internal Accounting and Disclosure Controls. The Company is in compliance in all material respects with the requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof and applicable to it, and any and all rules and regulations promulgated by the SEC thereunder that are effective and applicable to it as of the date hereof. The Company maintains a system of internal accounting controls sufficient, in the judgment of the Company’s board of directors, to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company, including its Subsidiaries and XFSC, is made known to the certifying officers by others within those entities, particularly during the period in which the Company’s most recently filed periodic report under the Exchange Act, as the case may be, is being prepared. The Company’s certifying officers have evaluated the effectiveness of the Company’s controls and procedures as of the date prior to the filing date of the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no significant changes in the Company’s internal controls (as such term is defined in Item 307(c) of Regulation S-B under the Exchange Act) or, to the Company’s knowledge, in other factors that could significantly affect the Company’s internal controls. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with United States GAAP and the applicable requirements of the Exchange Act.

3.27 Investment Company Status. The Company is not, and immediately after receipt of payment for the Warrant will not be, an “investment company,” an “affiliated person” of, “promoter” for or “principal underwriter” for, or an entity “controlled” by an “investment company,” within the meaning of the Investment Company Act.

3.28 Material Contracts. Each contract of a Borrower that involves expenditures or receipts in excess of $250,000 (each, a “Material Contract”) is in full force and effect and is valid and enforceable in accordance with its terms. Each Borrower is and has been in full compliance with all applicable terms and requirements of each its Material Contract and no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a violation or breach of, or give a Borrower or any other entity the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Material Contract. Each Borrower has not given or received from any other Person any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Material Contract.

3.29 [Intentionally Omitted].

3.30 No Disagreements with Accountants. There are no disagreements of any kind presently existing, or reasonably anticipated by the Borrowers to arise, between the Borrowers and the accountants formerly or presently employed by the Borrowers.

3.31 Senior Debt. Except as disclosed in the SEC Documents, there is no Indebtedness of a Borrower that is senior to or ranks pari passu with the Note in right of payment, whether with respect of payment of redemptions, interest, damages or upon liquidation or dissolution.

3.32 Manipulation of Price. Each Borrower has not, and to its knowledge no one acting on its behalf has, taken, directly or indirectly, any action designed to cause or to result or that could reasonably be expected to cause or result, in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Warrant.

3.33 Listing and Maintenance Requirements. The Company has not, in the 12 months preceding the date hereof, received notice from any Trading Market on which the Common Stock is or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market. The Company is in compliance with all such maintenance requirements.

3.34 Application of Takeover Protections. Each Borrower and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the respective Certificates of Incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to the Lender as a result of the Lender and the Borrowers fulfilling their obligations or exercising their rights under the Transaction Documents, including without limitation the Company’s issuance of the Warrant and the Lender’s ownership of the Warrant.

3.35 Disclosure. All written disclosure provided to the Lender regarding each Borrower, its business and the transactions contemplated hereby, including the Schedules to this Agreement, furnished by or on behalf of the Borrowers are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided however, the Borrowers make no representation as to studies and reports prepared by third parties not engaged by the Borrowers and included in the materials delivered to Lender.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Lender hereby represents and warrants to the Borrowers as of the date of this Agreement as follows:

4.1 Organization; Authority. The Lender is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full right, corporate or partnership power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations thereunder. The execution, delivery and performance by the Lender of the transactions contemplated by this Agreement have been duly authorized by all necessary partnership or similar action on the part of the Lender. Each Transaction Document to which it is a party has been duly executed by the Lender, and when delivered by the Lender in accordance with the terms hereof, will constitute the valid and legally binding obligation of the Lender, enforceable against it in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

4.2 Own Account. The Lender understands that the Warrant is a “restricted security” and has not been registered under the Securities Act or any applicable state securities law and is acquiring the Warrant as principal for its own account and not with a view to or for distributing or reselling such Warrant or Warrant Shares or any part thereof except in compliance with the Securities Act, has no present intention of distributing the Warrant or Warrant Shares and has no arrangement or understanding with any other persons regarding the distribution of the Warrant or Warrant Shares (this representation and warranty not limiting the Lender’s right to sell the Warrant or Warrant Shares pursuant to a Registration Statement (defined below) or otherwise in compliance with applicable federal and state securities laws), except in compliance with the Securities Act. The Lender is acquiring the Warrant hereunder in the ordinary course of its business. The Lender does not have any agreement or understanding, directly or indirectly, with any Person to distribute the Warrant or Warrant Shares.

4.3 Lender Status. At the time the Lender was offered the Warrant, it was, and at the date hereof it is, and on each date on which it exercises any warrant issued by the Company, it will be either: (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act.

4.4 Experience of Such Lender. The Lender, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Warrant and the shares issuable thereunder, and has so evaluated the merits and risks of such investment. The Lender is able to bear the economic risk of an investment in the Warrant and the shares issuable thereunder and, at the present time, is able to afford a complete loss of such investment.

4.5 General Solicitation. The Lender is not purchasing the Warrant as a result of any advertisement, article, notice or other communication regarding the Warrant published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

4.6 No Short Position. Neither the Lender nor any of its affiliates has an open short position in the Common Stock of the Company. From and after Closing, the Lender will not use any share of Common Stock acquired pursuant to this Agreement to cover any short position until such time as the Registration Statement covering such share of Common Stock has been declared effective by the Commission. For purposes of this Agreement a “short sale” or “short position” includes, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the 1934 Act and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers.

ARTICLE V
CONDITIONS TO CLOSING OF THE PURCHASER

The obligation of the Lender to make the Loan and purchase the Warrant at the Closing is subject to the fulfillment to the Lender’s satisfaction on or prior to the Closing Date of each of the conditions set forth in Sections 5.1 through 5.7 below, any of which may be waived by such Lender. The obligation of the Lender to make an advance in connection with a Subsequent Funding is subject to the fulfillment to the Lender’s satisfaction on or prior to the date of each such Subsequent Funding of each of Sections 5.2 though 5.7 below, any of which may be waived by such Lender. The release of funds from the Escrow Account is subject to the fulfillment to the Lender’s satisfaction on or prior to the date of such release of each of Sections 5.2 through 5.10 below, any of which may be waived by such Lender.

5.1 Other Agreements and Documents. The Borrowers shall have delivered the following agreements and documents:

(a) The Note in the form of Exhibit A attached hereto, executed by the Borrowers;

(b) The Series J Warrant in the form of Exhibit B attached hereto;

(c) The Escrow Agreement in the form of Exhibit C attached hereto;

(d) The Security Agreement in the form of Exhibit D attached hereto, executed by each Borrower;

(e) The Guaranty Agreement in the form of Exhibit E attached hereto, executed by each Subsidiary;

(f) The Guarantor Security Agreement in the form of Exhibit F attached hereto, executed by each Subsidiary;

(g) The Registration Rights Agreement in the form of Exhibit G attached hereto, executed by the Company;

(h) An opinion of counsel to the Borrowers, dated the date of the Closing, substantially in the form of Exhibit H hereto, with such exceptions and limitations as shall be reasonably acceptable to counsel to the Lender;

(i) The Irrevocable Transfer Agent Instructions, substantially in the form of Exhibit I attached hereto, shall have been delivered to the Company’s transfer agent;

(j) Financing Statements on Form UCC-1 with respect to the personal property and assets of each Borrower and each Subsidiary as to which the Lender will hold a security interest;

(k) A Certificate of Good Standing from the state of incorporation of each Borrower and each Subsidiary;

(l) A certificate of the Secretary of each Borrower, dated as of the Closing Date, certifying the Board resolutions approving this Agreement and the transactions contemplated hereby and in a form acceptable to Lender;

(m) A certificate of each Borrower’s CEO, dated as of the Closing Date, certifying the fulfillment of the conditions specified in Sections 5.2 and 5.3 of this Agreement and such other matters as the Lender shall reasonably request; and

(n) A completed and duly executed Florida documentary stamp tax return on Form DR-228.

5.2 Representations and Warranties Correct. The representations and warranties in Article III hereof shall be true and correct when made, and shall be true and correct on the Closing Date, the date of any Subsequent Funding, and the Escrow Release Date, as applicable, with the same force and effect as if they had been made on and as of the Closing Date, the Subsequent Funding Date, and the Escrow Release Date, as applicable, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date.

5.3 Performance. All covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Borrowers on or prior to the Closing Date, the Subsequent Funding Date, and the Escrow Release Date, as applicable, shall have been performed or complied with by the Borrowers in all material respects.

5.4 No Impediments. Neither the Borrowers nor the Lender shall be subject to any order, decree or injunction of a court or administrative agency of competent jurisdiction that prohibits the transactions contemplated hereby or would impose any material limitation on the ability of such Lender to exercise its full rights under the Note or full rights of ownership of the Warrant. At the time of the Closing and the Subsequent Funding, the Loan and purchase of the Warrant by the Lender hereunder shall be legally permitted by all laws and regulations to which the Lender and the Borrowers are subject.

5.5 Trading Markets. The listing or trading of the Warrant Shares on each Trading Market shall have been approved by such Trading Market authority.

5.6 Material Adverse Changes; Investigation. There shall have been no change which would have a Material Adverse Effect on Borrower or any Guarantor since the date of the most recent financial statements of such person delivered to Lender from time to time. No fact shall have been discovered with regard to (a) a Borrower, Subsidiary or XXX or any affiliates thereof or (b) this transaction, which in the Lender’s determination would make the consummation of the transactions contemplated by this Agreement not in the Lender’s best interests.

5.7 Further Assurances. Borrower shall have delivered such further documentation or assurances as Lender may reasonably require.

5.8 Claims Purchase Agreement. The Borrowers shall have delivered the Claims Purchase Agreement in form and substance reasonably satisfactory to the Lender, executed by XFSC and XXX. The Borrowers shall have delivered to the Lender irrevocable instructions, signed by Total Bank and XFSC, to deposit all claims receipts into the Claims Purchase Account, and otherwise in form and substance reasonably satisfactory to the Lender.

5.9 Control Agreement. XFSC shall have established a segregated bank account at TotalBank in the name of XFSC (the “Claims Purchase Account”), which shall be (a) the account owned by XFSC identified in the Claims Purchase Agreement, (b) pledged to the Lender as part of the security for the Loan, and (c) governed by an account control agreement in form and substance reasonably satisfactory to the Lender, as the same may be amended, supplemented or otherwise modified from time to time with the prior unanimous written consent of the parties thereto.

5.10 Consent. The Borrowers shall have obtained the consent of Vicis and, if necessary, of Gottbetter to the transactions contemplated hereby and shall have entered in to an agreement with Gottbetter that subordinates any security interest held by Gottbetter to the security interests obtained by the Lender under the Transaction Documents.

ARTICLE VI
CONDITIONS TO CLOSING OF THE BORROWERS

The Borrowers’ obligations to issue the Note and the Company’s obligation to sell the Warrant at the Closing are subject to the fulfillment to its satisfaction on or prior to the Closing Date of each of the following conditions:

6.1 Representations. The representations made by the Lender pursuant to Article IV hereof shall be true and correct when made and shall be true and correct on the Closing Date.

6.2  No Impediments. Neither the Borrowers nor the Lender shall be subject to any order, decree or injunction of a court or administrative agency of competent jurisdiction that prohibits the transactions contemplated hereby or would impose any material limitation on the ability of the Lender to exercise full rights of ownership of the Warrant. At the time of the Closing, the making of the Loan and purchase of the Warrant by the Lender hereunder shall be legally permitted by all laws and regulations to which the Lender and the Borrowers are subject.

ARTICLE VII
AFFIRMATIVE COVENANTS

Each of the Borrowers hereby covenants and agrees, so long as any amounts remain outstanding under the Note, as follows:

7.1 Maintenance of Corporate Existence. Each Borrower shall and shall cause its subsidiaries to, maintain in full force and effect its corporate existence, rights and franchises and all material terms of licenses and other rights to use licenses, trademarks, trade names, service marks, copyrights, patents or processes owned or possessed by it and necessary to the conduct of its business, except where the failure to maintain such corporate existence, rights, franchises, licenses and rights to use licenses, trademarks, trade names, service marks, copyrights, patents or processes would not (a) result in a Material Adverse Effect or (b) materially adversely affect the rights of Lender under any Transaction Document.

7.2 Maintenance of Properties. Each Borrower shall and shall cause its subsidiaries to, keep each of its properties necessary to the conduct of its business in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all needful and proper repairs, renewals, replacements, additions and improvements thereto; and each Borrower shall and shall its subsidiaries to at all times comply with each material provision of all material leases to which it is a party or under which it occupies property.

7.3 Payment of Taxes. Each Borrower shall and shall cause its subsidiaries to, promptly pay and discharge, or cause to be paid and discharged when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, assets, property or business of the Borrower and its subsidiaries; provided, however, that any such tax, assessment, charge or levy need not be paid if the validity thereof shall be contested timely and in good faith by appropriate proceedings, if the Borrower or its subsidiaries shall have set aside on its books adequate reserves with respect thereto, and the failure to pay shall not be prejudicial in any material respect to the holders of the Warrant, and provided, further, that the Borrower or its subsidiaries will pay or cause to be paid any such tax, assessment, charge or levy forthwith upon the commencement of proceedings to foreclose any Lien which may have attached as security therefor.

7.4 Payment of Indebtedness. Each Borrower shall, and shall cause its subsidiaries to, pay or cause to be paid when due all Indebtedness incident to the operations of the Borrower or its subsidiaries (including, without limitation, claims or demands of workmen, materialmen, vendors, suppliers, mechanics, carriers, warehousemen and landlords) which, if unpaid might become a Lien (except for Permitted Liens) upon the assets or property of the Borrower or its subsidiaries, except where the Borrower (or its subsidiary, as the case may be) disputes the payment of such Indebtedness in good faith by appropriate proceedings.

7.5 Reservation of Common Stock. The Company shall continue to reserve, free of preemptive rights and other similar contractual rights of stockholders, a number of its authorized but unissued shares of Common Stock not less than one hundred percent (100%) of the aggregate number of shares of Common Stock to effect the exercise of the Warrant.

7.6 Maintenance of Insurance. Each Borrower shall and shall cause its subsidiaries to, keep its assets which are of an insurable character insured by financially sound and reputable insurers against loss or damage by theft, fire, explosion and other risks customarily insured against by companies in the line of business of the Borrower or its subsidiaries, in amounts sufficient to prevent the Borrower and its subsidiaries from becoming a co-insurer of the property insured; and the Borrower shall and shall cause its subsidiaries to maintain, with financially sound and reputable insurers, insurance against other hazards and risks and liability to persons and property to the extent and in the manner customary for companies in similar businesses similarly situated or as may be required by law, including, without limitation, general liability, fire and business interruption insurance, and product liability insurance as may be required pursuant to any license agreement to which the Borrower or its subsidiaries is a party or by which it is bound.

7.7 Notice of Adverse Change. The Borrowers shall promptly give notice to all holders of the Note or Warrant (but in any event within seven (7) days) after becoming aware of the existence of any condition or event which constitutes, or the occurrence of, any of the following:

(a) any Event of Default (as hereinafter defined);

(b) any other event of noncompliance by any Borrower or its subsidiaries under this Agreement in any material respect;

(c) the institution of an action, suit or proceeding against any Borrower or any subsidiary before any court, administrative agency or arbitrator, including, without limitation, any action of a foreign government or instrumentality, which, if adversely decided, would result in a Material Adverse Effect whether or not arising in the ordinary course of business; or

(d) any information relating to a Borrower or any subsidiary which would reasonably be expected to result in a material adverse effect on its inability to perform its obligations of under any Transaction Document.

Any notice given under this Section 7.7 shall specify the nature and period of existence of the condition, event, information, development or circumstance, the anticipated effect thereof and what actions the Borrowers have taken and/or proposes to take with respect thereto.

7.8 Compliance With Agreements. Each Borrower shall and shall cause its subsidiaries to comply in all material respects, with the terms and conditions of all material agreements, commitments or instruments to which the Borrower or any of its subsidiaries is a party or by which it or they may be bound.

7.9 Other Agreements. Each Borrower shall not enter into any agreement in which the terms of such agreement would restrict or impair the right or ability to perform of the Borrower under any Transaction Document.

7.10  Compliance With Laws. Each Borrower shall and shall cause each of its subsidiaries to duly comply in all material respects with any material laws, ordinances, rules and regulations of any foreign, federal, state or local government or any agency thereof, or any writ, order or decree, and conform to all valid requirements of governmental authorities relating to the conduct of their respective businesses, properties or assets.

7.11  Protection of Licenses, etc. Each Borrower shall and shall cause its subsidiaries to, maintain, defend and protect to the best of their ability licenses and sublicenses (and to the extent the Borrower or a subsidiary is a licensee or sublicensee under any license or sublicense, as permitted by the license or sublicense agreement), trademarks, trade names, service marks, patents and applications therefor and other proprietary information owned or used by it or them, (except where the failure to defend and protect such licenses and sublicenses would not (a) result in a Material Adverse Effect or (b) materially adversely affect the rights of Lender under any Transaction Document) and shall keep duplicate copies of any licenses, trademarks, service marks or patents owned or used by it, if any, at a secure place selected by the Borrower.

7.12 Accounts and Records; Inspections.

(a) Each Borrower shall keep true records and books of account in which full, true and correct entries will be made of all dealings or transactions in relation to the business and affairs of the Borrower and its subsidiaries in accordance with GAAP applied on a consistent basis.

(b) Each Borrower shall permit the holder(s) of the Note and the Warrant or any of such holder’s officers, employees or representatives during regular business hours of the Borrower, upon reasonable notice and as often as such holder may reasonably request, to visit and inspect the offices and properties of the Borrower and its subsidiaries and to make extracts or copies of the books, accounts and records of the Borrower or its subsidiaries at such holder’s expense.

(c) Nothing contained in this Section 7.12 shall be construed to limit any rights which a holder of the Note or the Warrant may otherwise have with respect to the books and records of any Borrower or its subsidiaries, to inspect its properties or to discuss its affairs, finances and accounts.

7.13 Maintenance of Office. Each Borrower will maintain its principal office at the address of the Borrower set forth in Section 12.6 of this Agreement where notices, presentments and demands in respect of this Agreement, the Note or the Warrant may be made upon the Borrower, until such time as the Borrower shall notify the holders of the Note and the Warrant in writing, at least thirty (30) days prior thereto, of any change of location of such office.

7.14 Use of Proceeds. The Borrowers shall use the proceeds received from the Loan and any amounts received from the collection of Prescription Claims purchased under the Claims Purchase Agreement solely for the purchase of Prescription Claims from XXX pursuant to the Claims Purchase Agreement under the terms and conditions set forth in Section 1.5 of this Agreement, except that the Borrowers may (i) use the $300,000 referred to in Section 1.3(a)(ii)(B) for any business purpose of the Borrowers, (ii) make payments to XXX as permitted in Section 1.4 of this Agreement, and (iii) use Permitted Withdrawals for any business purpose of the Borrowers.

7.15 Payments on the Note. The Borrowers shall make all payments required by the Note in the time, the manner and the form as provided in the Note.

7.16 SEC Reporting Requirements. For so long as the Lender beneficially owns the Warrant, and until such time as all Warrant Shares are saleable by the Lender without restriction as to volume or manner of sale under Rule 144 under the Securities Act, the Company shall timely file all reports required to be filed with the Commission pursuant to the Exchange Act, and the Company shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would permit such termination. As long as the Lender owns the Warrant or Warrant Shares, the Company will prepare and furnish to the Lender and make publicly available in accordance with Rule 144 or any successor rule such information as is required for the Lender to sell the Warrant or Warrant Shares under Rule 144 without regard to the volume and manner of sale limitations. The Company further covenants that it will take such further action as any holder of the Warrant or Warrant Shares may reasonably request, all to the extent required from time to time to enable such Person to sell such Warrant or Warrant Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

7.17 Listing Maintenance. The Company hereby agrees to use best efforts to maintain the listing or trading of the Common Stock on a Trading Market. The Company further agrees, if the Company applies to have the Common Stock traded on any other Trading Market, it will include in such application all of the Warrant Shares, and will take such other action as is necessary to cause all of the Warrant Shares to be listed on such other Trading Market as promptly as possible. The Company will take all action reasonably necessary to continue the listing and trading of its Common Stock on, and will comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of, each such Trading Market on which the Company’s Common Stock is listed or trades.

7.18 Disclosure of Transaction. The Company shall issue a press release describing the material terms of the transactions contemplated hereby (the “Press Release”) and shall also file with the Commission a Current Report on Form 8-K (the “Form 8-K”) describing the material terms of the transactions contemplated hereby (and attaching as exhibits thereto this Agreement, the Registration Rights Agreement, the Security Agreement, the Collateral Assignment, the Guaranty Agreements, the Guarantor Security Agreements, the form of Warrant and the Press Release) as soon as practicable following the Closing Date but in no event more than four (4) Trading Days (defined below) following the Closing Date, which Press Release and Form 8-K shall be subject to prior review and reasonable comment by the Lender. For purposes of this Agreement, “Trading Day” means any day during which the principal Trading Market on which the Common Stock is listed or traded shall be open for trading.

7.19 Claims Reporting. Within five (5) Trading Days of the end of each calendar month, or more frequently if the Lender reasonably so requires, the Borrowers will deliver, or cause to be delivered, to the Lender each of the following, each of which shall be in form and detail acceptable to the Lender:

(a) A calculation of the unpaid Prescription Claims, Acceptable Receivables, and Restricted Funds set forth on a completed Borrowing Base Certificate, together with collection reports, in each case determined as of the end of the immediately preceding week or a more recent date and certified as true and correct by the Chief Executive Officer of each Borrower. The Borrowers shall also provide the information required by the immediately preceding sentence to the Lender, together with agings of unpaid Prescription Claims submitted for payment, on a monthly basis within 10 days after the end of each month, calculated as of the last day of the month most recently ended. In addition, the Borrowers shall provide a completed Borrowing Base Certificate to the Lender concurrently with any Proposed Purchase.

(b) All reports that XFSC is entitled to access, or has received from XXX, under the Claims Purchase Agreement dated as of the end of the immediately preceding week or a more recent date, including, as such reports are referenced in the Claims Purchase Agreement, a (i) Claim Detail Report, (ii) Accounts Receivable Aging Report, (iii) Weekly and Monthly Payment Report, and (iv) EzMonitor Report.

7.20 Claims Purchase Account. XFSC shall cause TotalBank to permit the holder(s) of the Note and the Warrant or any of such holder’s officers, employees or representatives to have complete, real time, viewing access to the Claims Purchase Account at all times.

7.21 Further Assurances. From time to time, each Borrower shall execute and deliver to the Lender and the Lender shall execute and deliver to the Borrowers such other instruments, certificates, agreements and documents and take such other action and do all other things as may be reasonably requested by the other party in order to implement or effectuate the terms and provisions of this Agreement and any of the Transaction Documents.

For purposes of Articles VII-IX, the term “subsidiary” shall be deemed to include each Subsidiary and any subsidiary of the Borrower acquired or formed after the date hereof.

ARTICLE VIII
NEGATIVE COVENANTS

Each Borrower hereby covenants and agrees, so long as any amounts under the Note remain outstanding, it will not (and not allow any subsidiary to), without the prior written consent of the holder(s) of the Note, directly or indirectly:

8.1 Distributions and Redemptions. (i) Except with respect to the Series B Preferred Stock of the Company, declare or pay any dividends or make any distributions to any holder(s) of any shares of capital stock of the Company or (ii) purchase, redeem or otherwise acquire for value, directly or indirectly, any shares of Common Stock of the Company or warrants or rights to acquire such Common Stock, except as may be required by the terms of the Series B Preferred Stock of the Company; or (iii) purchase, redeem or otherwise acquire for value, directly or indirectly, any shares of preferred stock of the Company or warrants or rights to acquire such stock, except as may be required by the terms of such preferred stock.

8.2 Reclassification. Effect any reclassification, combination or reverse stock split of the Common Stock.

8.3 Liens. Except as provided in this Agreement, create, incur, assume or permit to exist any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of a Borrower or any subsidiary under any conditional sale or other title retention agreement or any capital lease, upon or with respect to any property or asset of either Borrower or any subsidiary (each, a “Lien” and collectively, “Liens”), except that the foregoing restrictions shall not apply to:

(a) liens for taxes, assessments and other governmental charges, if payment thereof shall not at the time be required to be made, and provided such reserve as shall be required by generally accepted accounting principles consistently applied shall have been made therefor;

(b) liens of workmen, materialmen, vendors, suppliers, mechanics, carriers, warehouseman and landlords or other like liens, incurred in the ordinary course of business for sums not then due or being contested in good faith, if an adverse decision in which contest would not materially affect the business of a Borrower;

(c) liens existing on the date hereof securing Indebtedness of a Borrower or any subsidiary that are senior to liens on the same assets held by the Lender and that are filed prior to the date hereof and disclosed in the SEC Documents;

(d) liens securing Indebtedness of a Borrower or any subsidiary which is in an aggregate principal amount not exceeding $250,000 and which liens are subordinate to liens on the same assets held by the Lender;

(e) statutory liens of landlords, statutory liens of banks and rights of set-off, and other liens imposed by law, in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by generally accepted accounting principles shall have been made for any such contested amounts;

(f) liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(g) any attachment or judgment lien not constituting an Event of Default;

(h) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of a Borrower or any of its subsidiaries;

(i) any (i) interest or title of a lessor or sublessor under any lease, (ii) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to, or (iii) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (ii), so long as the holder of such restriction or encumbrance agrees to recognize the rights of such lessee or sublessee under such lease;

(j) liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(k) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(l) liens securing obligations (other than obligations representing debt for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of a Borrower and its subsidiaries;

(m) the security interest of XXX in the Claims Purchase Account; and

(n) the replacement, extension or renewal of any lien permitted by this Section 8.3 upon or in the same property theretofore subject or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Indebtedness secured thereby.

All of the foregoing Liens described in subsections (a) – (n) above shall be referred to as “Permitted Liens”.

8.4 Indebtedness. Create, incur, assume, suffer, permit to exist, or guarantee, directly or indirectly, any Indebtedness, excluding, however, from the operation of this covenant:

(a) Indebtedness to the extent disclosed in the SEC Documents filed prior to the date hereof and otherwise existing on the date hereof;

(b) Indebtedness which may, from time to time be incurred or guaranteed by a Borrower, which in the aggregate principal amount does not exceed $250,000 and is subordinate to the Indebtedness under this Agreement;

(c) the endorsement of instruments for the purpose of deposit or collection in the ordinary course of business;

(d) Indebtedness relating to contingent obligations of a Borrower and its subsidiaries under guaranties in the ordinary course of business of the obligations of suppliers, customers, and licensees of a Borrower and its subsidiaries;

(e) Indebtedness relating to loans from a Borrower to its subsidiaries;

(f) Indebtedness relating to capital leases in an amount not to exceed $250,000;

(g)  accounts or notes payable arising out of the purchase of merchandise, supplies, equipment, software, computer programs or services in the ordinary course of business.

8.5 Liquidation or Sale. Sell, transfer, lease or otherwise dispose of 10% or more of its consolidated assets (as shown on the most recent financial statements of either Borrower or a subsidiary, as the case may be) in any single transaction or series of related transactions (other than the sale of inventory in the ordinary course of business), or liquidate, dissolve, recapitalize or reorganize in any form of transaction.

8.6 Change of Control Transaction. Enter into a Change in Control Transaction. For purposes of this Agreement, “Change in Control Transaction” means the occurrence of (a) an acquisition by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of a Borrower, by contract or otherwise) of in excess of fifty percent (50%) of the voting securities of a Borrower (except that the acquisition of the Warrant by the Lender shall not constitute a Change in Control for purposes of this Section), (b) a replacement at one time or over time of more than one-half of the members of the Board of a Borrower that is not approved by a majority of those individuals who are members of the Board on the date hereof (or by those individuals who are serving as members of the Board on any date whose nomination to the Board was approved by a majority of the members of the Board who are members on the date hereof), (c) the merger or consolidation of a Borrower or any subsidiary of a Borrower in one or a series of related transactions with or into another entity (except in connection with a merger involving a Borrower solely for the purpose, and with the sole effect, of reorganizing that Borrower under the laws of another jurisdiction; provided that the certificate of incorporation and bylaws (or similar charter or organizational documents) of the surviving entity are substantively identical to those of the Borrower and do not otherwise adversely impair the rights of the Lender), or (d) the execution by a Borrower of an agreement to which the Borrower is a party or by which it is bound, providing for any of the events set forth above in (a), (b) or (c).

8.7 Amendment of Charter Documents. Amend or waive any provision of the Certificate of Incorporation or Bylaws of a Borrower in any way that materially adversely affects the rights of the Lender without the prior written consent of the Lender.

8.8 Loans and Advances. Except for loans and advances outstanding as of the Closing Date and loans and advances to clients through XFSC, directly or indirectly, make any advance or loan to, or guarantee any obligation of, any Person, except for intercompany loans or advances and those provided for in this Agreement.

8.9 Transactions with Affiliates.

(a) Make any intercompany transfers from XFSC of monies or other assets in any single transaction or series of transactions, except as otherwise permitted in this Agreement.

(b) Engage in any transaction with any of the officers, directors, employees or affiliates of a Borrower or of its subsidiaries, except on terms no less favorable to the Borrower or the subsidiary as could be obtained in an arm’s length transaction.

(c)  Divert (or permit anyone to divert) any business or opportunity of a Borrower or subsidiary to any other corporate or business entity.

8.10 Other Business. Enter into or engage, directly or indirectly, in any business other than the business currently conducted or proposed to be conducted as of the date of this Agreement by a Borrower or any subsidiary, except where the entry into such new lines of business in the aggregate does not involve expenditures by a Borrower or its subsidiaries in excess of $250,000 in a calendar year or the issuance of securities in the aggregate with a value in excess of $250,000 in a calendar year.

8.11 Investments. Make any investments in excess of $250,000 in a calendar year in the aggregate in, or purchase any stock, option, warrant, or other security or evidence of Indebtedness of, any Person (exclusive of any subsidiary), other than (i) obligations of the United States Government or certificates of deposit or other instruments maturing within one year from the date of purchase from financial institutions with capital in excess of $50 million; (ii) loans made to, and purchases of accounts receivable of, healthcare providers in the ordinary course of business of XFSC; and (iii) loans in the aggregate amount of $999,298.98 from the Company to PAS.

8.12 Registration Statements. Without the consent of the Lender, file any registration statement with the Commission until the earlier of: (i) 60 Trading Days following the date that a registration statement or registration statements registering all the Warrant Shares is declared effective by the Commission; and (ii) the date the Warrant Shares are saleable by Lender under Rule 144 under the Securities Act without limitation as to volume or manner of sale; provided that this Section shall not prohibit the Company from filing a registration statement on Form S-4 or other applicable form for securities to be issued in connection with acquisitions of businesses by a Borrower or its subsidiaries, or post effective amendments to registration statements that were declared effective prior to the date hereof or to a registration statement filed with the Commission on Forms S-4 or S-8.

8.13  Expand the Board of Directors. Except as required by this Agreement, expand the size of the Board of Directors of a Borrower.

8.14 Restricted Funds. Except as otherwise permitted by this Agreement, use, transfer or pledge the Restricted Funds for any reason.

8.15 No Modification of Claims Purchase Agreement. Without prior written consent of the Lender, which consent will not be unreasonably withheld, conditioned or delayed, XFSC shall not materially amend or modify the Claims Purchase Agreement, or consent to any material amendment or modification of the Claims Purchase Agreement.

ARTICLE IX
EVENTS OF DEFAULT

9.1 Events of Default. The occurrence and continuance of any of the following events shall constitute an event of default under this Agreement (each, an “Event of Default” and, collectively, “Events of Default”):

(a) if a Borrower shall default in the payment of any sums due under the Note or other Transaction Document when the same shall become due and payable; and in each case such default shall have continued without cure for five (5) days after written notice (a “Default Notice”) is given to the Borrowers of such default;

(b) if (i) a Borrower shall default in the performance of any of the covenants contained in Articles VII or VIII hereof and (x) such default shall have continued without cure for ten (10) Trading Days after a Default Notice is given to the Borrowers or (y) such default shall have materially adversely affected the Lender regardless of any action taken by the Borrowers to cure such default; (ii) a Borrower shall default in the performance of any other agreement or covenant contained in this Agreement or the Transaction Documents and such default shall not have been remedied to the satisfaction of the Lender within thirty (30) days after a Default Notice shall have been given to the Borrowers; or (iii) a Borrower or any Guarantor shall default in the performance of any other obligation now or hereafter owed by Borrower or any Guarantor to Lender and such default is not cured within the grace period, if any, provided therein.

(c) the suspension from listing, without subsequent listing on any one of, or the failure of the Common Stock to be listed or quoted on at least one of the following: the OTC Bulletin Board, the American Stock Exchange, the Nasdaq Global Market, the Nasdaq Capital Market or The New York Stock Exchange, Inc. for a period of ten (10) consecutive Trading Days and such suspension from listing (or listing on an alternate exchange or quotation system) is not cured within ten (10) days after the tenth (10th) consecutive day of such suspension from listing;

(d) the Company’s notice to the Lender, including by way of public announcement, at any time, of its inability to comply for any reason or its intention not to comply with proper requests for issuance of Warrant Shares upon exercise of the Warrant;

(e) the Company shall fail to (i) timely deliver the shares of Common Stock upon exercise of a Warrant by the fifth (5th) Trading Day after the date of delivery required therefor or otherwise in accordance with the provisions of the Transaction Documents, (ii) file a Registration Statement in accordance with the terms of the Registration Rights Agreement, or (iii) make the payment of any fees and/or liquidated damages under this Agreement or any Transaction Document, which failure in the case of items (i) and (iii) of this Section is not remedied within five (5) Trading Days after the incurrence thereof and, solely with respect to item (iii) above, five (5) Trading Days after the Lender delivers a Default Notice to the Company of the incurrence thereof;

(f) if any material representation or warranty made in this Agreement, any Transaction Document or in or any certificate delivered by a Borrower or its subsidiaries pursuant hereto or thereto shall prove to have been incorrect in any material respect when made;

(g) a Borrower shall (A) default in any payment of any amount or amounts of principal of or interest on any Indebtedness (other than the Indebtedness hereunder) the aggregate principal amount of which Indebtedness is in excess of $250,000 or (B) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders or beneficiary or beneficiaries of such Indebtedness to cause with the giving of notice if required, such Indebtedness to become due prior to its stated maturity;

(h)  if a Borrower or its subsidiaries shall default in the observance or performance of any term or provision of an agreement to which it is a party or by which it is bound, which default will have a Material Adverse Effect and such default is not waived or cured within the applicable grace period provided for in such agreement;

(i) if a final judgment which, either alone or together with other outstanding final judgments against a Borrower and its subsidiaries, exceeds an aggregate of $250,000 shall be rendered against a Borrower or any subsidiary and such judgment shall have continued undischarged or unstayed for thirty-five (35) days after entry thereof;

(j) a Borrower or any subsidiary shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or assets, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic), (iv) file a petition seeking to take advantage of any bankruptcy, insolvency, moratorium, reorganization or other similar law affecting the enforcement of creditors’ rights generally, (v) acquiesce in writing to any petition filed against it in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic), or admit in writing its inability to pay its debts (vi) issue a notice of bankruptcy or winding down of its operations or issue a press release regarding same, or (vii) take any action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing; or

(k) a proceeding or case shall be commenced in respect of a Borrower or any subsidiary, without its application or consent, in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, moratorium, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets in connection with the liquidation or dissolution of the Company or any of its subsidiaries or (iii) similar relief in respect of it under any law providing for the relief of debtors, and such proceeding or case described in clause (i), (ii) or (iii) shall continue undismissed, or unstayed and in effect, for a period of sixty (60) days or any order for relief shall be entered in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic) against a Borrower or any subsidiary or action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing shall be taken with respect to a Borrower or any subsidiary and shall continue undismissed, or unstayed and in effect for a period of thirty (30) days.

9.2  Remedies.

(a) Upon the occurrence and continuance of an Event of Default, the Lender may at any time (unless all defaults shall theretofore have been remedied) at its option, by written notice or notices to the Borrowers, each effective upon dispatch, declare the entire unpaid principal amounts then outstanding under the Note and other Transaction Documents, all interest accrued and unpaid under the Note and other Transaction Documents and all other obligations of the Borrowers to the Lender under this Agreement or any of the other Transaction Documents to be forthwith due and payable. Thereupon, the then outstanding principal amounts under the Note and other Transaction Documents, all such accrued interest and all such other obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Borrower, and the Lender may immediately enforce payment of all such amounts and exercise any or all of the rights and remedies of the Lender under this Agreement and other Transaction Documents, including without limitation the right to resort to any or all collateral securing any obligations under the Transaction Documents and exercise any or all of the rights of a secured party pursuant to the Uniform Commercial Code of Florida and other applicable similar statutes in other jurisdictions. The remedy conferred by this Section 9.2(a) shall not be exclusive of any other remedy provided by any Transaction Document or now or hereafter available at law, in equity, by statute or otherwise.

(b) The Lender, by written notice or notices to the Borrowers, may in its own discretion waive an Event of Default and its consequences and rescind or annul such declaration; provided that, no such waiver shall extend to or affect any subsequent Event of Default or impair any right resulting therefrom.

(c) In case any one or more Events of Default shall occur and be continuing, the Lender may proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Transaction Document or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law. In case of a default in the payment of any amount due under the Note or other Transaction Document, the Borrowers will pay to the Lender such further amount as shall be sufficient to cover the cost and the expenses of collection, including, without limitation, actual attorney’s fees, expenses and disbursements. No course of dealing and no delay on the part of a Lender in exercising any rights shall operate as a waiver thereof or otherwise prejudice such Lender’s rights. No right conferred hereby or by any Transaction Document upon the Lender shall be exclusive of any other right referred to herein or therein or now available at law in equity, by statute or otherwise.

ARTICLE X
CERTIFICATE LEGENDS

10.1 Legend. The Warrant and the certificates representing Warrant Shares shall be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required by applicable state securities or “blue sky” laws):

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

The Company shall issue irrevocable instructions to its transfer agent, and any subsequent transfer agent, to issue certificates, registered in the name of each Lender or its respective nominee(s), for the Warrant Shares in such amounts as specified from time to time by the Lender to the Company upon exercise of the Warrant in the form of Exhibit I attached hereto (the “Irrevocable Transfer Agent Instructions”). Prior to registration of the Warrant Shares under the Securities Act, all such certificates shall bear the restrictive legend specified in this Section 10.1. Certificates evidencing the Warrant Shares shall not contain any legend (including the legend set forth in Section 10.1 hereof), (i) while a registration statement (including the Registration Statement) covering the resale of such security is effective under the Securities Act, or (ii) following any sale of such Warrant Shares pursuant to Rule 144, or (iii) if such Warrant Shares are eligible for sale under Rule 144 by the Lender without limitation as to volume or manner of sale, or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the Staff of the Commission). The Company shall cause its counsel to issue a legal opinion to the Company’s transfer agent promptly after the effective date of a registration statement covering such Warrant Shares, if required by the Company’s transfer agent, to effect the removal of the legend hereunder. If all or any portion of the Warrant is exercised at a time when there is an effective registration statement to cover the resale of the Warrant Shares, such Warrant Shares, as the case may be, shall be issued free of all legends. The Company agrees that following the effective date of the registration statement covering Warrant Shares or at such time as such legend is no longer required under this Section 10.1, it will, no later than five (5) Trading Days following the delivery by the Lender to the Company or the Company’s transfer agent of a certificate representing Warrant Shares, as the case may be, issued with a restrictive legend (such date, the “Delivery Date”), deliver or cause to be delivered to the Lender a certificate representing such securities that is free from all restrictive and other legends. The Company may not make any notation on its records or give instructions to any transfer agent of the Company that enlarge the restrictions on transfer set forth in this Section. Whenever a certificate representing the Warrant Shares is required to be issued to the Lender without a legend, in lieu of delivering physical certificates representing the Warrant Shares, provided the Company’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program, the Company shall use its reasonable best efforts to cause its transfer agent to electronically transmit the Warrant Shares to the Lender by crediting the account of such Lender’s Prime Broker with DTC through its Deposit Withdrawal Agent Commission (“DWAC”) system (to the extent not inconsistent with any provisions of this Agreement).

10.2 Liquidated Damages. The Borrowers understand that a delay in the delivery of unlegended certificates for the Warrant Shares as set forth in Section 10.1 hereof beyond the Delivery Date could result in economic loss to the Lender. If the Company fails to deliver to a Lender such shares via DWAC or a certificate or certificates pursuant to this Section hereunder by the Delivery Date, the Borrowers shall pay to the Lender, in cash, as partial liquidated damages and not as a penalty, for each $500 of Warrant Shares (based on the closing price of the Common Stock reported by the principal Trading Market on the date such securities are submitted to the Company’s transfer agent) subject to Section 10.1, $10 per Trading Day (increasing to $15 per Trading Day five (5) Trading Days after such damages have begun to accrue and increasing to $20 per Trading Day ten (10) Trading Days after such damages have begun to accrue) for each Trading Day after the Legend Removal Date until such certificate is delivered. Nothing herein shall limit the Lender’s right to pursue actual damages for the Company’s failure to deliver certificates representing any securities as required by the Transaction Documents, and the Lender shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

10.3 Sales by the Lender. The Lender agrees that the removal of the restrictive legend from certificates representing the Warrant or Warrant Shares as set forth in Section 10.1 is predicated upon the Company’s reliance that the Lender will sell any such securities pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom.

ARTICLE XI
INDEMNIFICATION

11.1 Indemnification by the Borrowers. Each Borrower, jointly and severally, agrees to defend, indemnify and hold harmless the Lender and shall reimburse the Lender for, from and against each claim, loss, liability, cost and expense (including without limitation, interest, penalties, costs of preparation and investigation, and the actual fees, disbursements and expenses of attorneys, accountants and other professional advisors) (collectively, “Losses”) directly or indirectly relating to, resulting from or arising out of (a) any untrue representation, misrepresentation, breach of warranty or non-fulfillment of any covenant, agreement or other obligation by or of any Borrower contained in any Transaction Document or in any certificate, document, or instrument delivered by a Borrower to the Lender pursuant to Section 5.4 hereof; or (b) any action instituted against the Lender or its affiliates, by any stockholder of the Company who is not an affiliate of the Lender, with respect to any of the transactions contemplated by the Transaction Documents (unless such action is based upon a breach of the Lender’s representations, warranties or covenants under the Transaction Documents or any agreements or understandings the Lender may have with any such stockholder or any violations by the Lender of state or federal securities laws or any conduct by the Lender which constitutes fraud, gross negligence, willful misconduct or malfeasance).

11.2 Indemnification by the Lender. Lender shall defend, indemnify and hold harmless the Borrowers and the Subsidiaries and shall reimburse the Borrowers and the Subsidiaries for, from and against each Loss directly or indirectly relating to, resulting from or arising out of any untrue representation, misrepresentation, breach of warranty or non-fulfillment of any covenant, agreement or other obligation by or of the Lender contained in any Transaction Document delivered to the Borrowers or any of its subsidiaries pursuant thereto.

11.3 Procedure.

(a) The indemnified party shall promptly notify the indemnifying party of any claim, demand, action or proceeding for which indemnification will be sought under this Agreement; provided, that the failure of any party entitled to indemnification hereunder to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Article XI except to the extent that the indemnifying party is actually prejudiced by such failure to give notice.

(b) In case any such action, proceeding or claim is brought against an indemnified party in respect of which indemnification is sought hereunder, the indemnifying party shall be entitled to participate in and, unless in the reasonable, good-faith judgment of the indemnified party a conflict of interest between it and the indemnifying party exists with respect to such action, proceeding or claim (in which case the indemnifying party shall be responsible for the reasonable fees and expenses of one separate counsel for the indemnified party), to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. If the indemnifying party elects to defend any such action or claim, then the indemnified party shall be entitled to participate in such defense (but not control) with counsel of its choice at its sole cost and expense (except that the indemnifying party shall remain responsible for the reasonable fees and expenses of one separate counsel for the indemnified party in the event in the reasonable, good-faith judgment of the indemnified party a conflict of interest between it and the indemnifying party exists).

(c) In the event that the indemnifying party advises an indemnified party that it will contest such a claim for indemnification hereunder, or fails, within thirty (30) days of receipt of any indemnification notice to notify, in writing, such person of its election to defend, settle or compromise, at its sole cost and expense, any action, proceeding or claim (or discontinues its defense at any time after it commences such defense), then the indemnified party may, at its option, defend, settle or otherwise compromise or pay such action or claim. In any event, unless and until the indemnifying party elects in writing to assume and does so assume the defense of any such claim, proceeding or action, the indemnified party’s costs and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding shall be Losses subject to indemnification hereunder.

(d) The parties shall cooperate fully with each other in connection with any negotiation or defense of any such action or claim and shall furnish to the other party all information reasonably available to such party which relates to such action or claim. Each party shall keep the other party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto.

(e) Notwithstanding anything in this Article XI to the contrary, the indemnifying party shall not, without the indemnified party’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof which imposes any future obligation on the indemnified party or which does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the indemnified party of a release from all liability in respect of such claim. The indemnification obligations to defend the indemnified party required by this Article XI shall be made by periodic payments of the amount thereof during the course of investigation or defense, as and when the Loss is incurred, so long as the indemnified party shall refund such moneys if it is ultimately determined by a court of competent jurisdiction that such party was not entitled to indemnification. The indemnity agreements contained herein shall be in addition to (i) any cause of action or similar rights of the indemnified party against the indemnifying party or others, and (ii) any liabilities the indemnifying party may be subject to pursuant to the law.

ARTICLE XII
MISCELLANEOUS

12.1 Governing Law. This Agreement and the rights of the parties hereunder shall be governed in all respects by the laws of the State of New York wherein the terms of this Agreement were negotiated.

12.2 Survival. Except as specifically provided herein, the representations, warranties, covenants and agreements made herein shall survive the Closing.

12.3 Amendment. This Agreement may not be amended, discharged or terminated (or any provision hereof waived) without the written consent of each Borrower and the Lender.

12.4 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon and enforceable by and against, the successors, assigns, heirs, executors and administrators of the parties hereto. The Lender may transfer or assign its some or all of its rights hereunder, including, without limitation, sell a participation interest in the Loan, and the Borrowers may not assign their rights or obligations hereunder without the consent of the Lender.

12.5 Entire Agreement. This Agreement, the Transaction Documents and the other documents delivered pursuant hereto and simultaneously herewith constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof.

12.6 Notices, etc. All notices, demands or other communications given hereunder shall be in writing and shall be sufficiently given if delivered either personally, by facsimile, or by a nationally recognized courier service marked for next business day delivery or sent in a sealed envelope by first class mail, postage prepaid and either registered or certified with return receipt, addressed as follows:

if to either of the Borrowers:

MDwerks, Inc.
1020 NW 6th Street
Deerfield Beach, FL 33442
Telephone: (954) 389-8300
Facsimile: (954) 427-5871
Attention: Howard B. Katz, CEO

with a copy (which shall not constitute notice hereunder) to:

Stephen P. Katz, Esq.
Peckar & Abramson, P.C.
70 Grand Avenue
River Edge, NJ 07661
Telephone: (201) 343-3434
Facsimile: (201) 343-6306

if to the Lender:

Debt Opportunity Fund, LLLP
20711 Sterlington Drive
Land O'Lakes, Florida 34638
Phone: (813) 909-2233
Fax: (813) 388-4430

with a copy to:

Brent A. Jones, Esq.
Bush Ross, P.A.
1801 N. Highland Ave.
Tampa, FL 33602
Phone: (813) 224-9255
Fax: (813) 223-9620

Such communications shall be effective immediately if delivered in person or by confirmed facsimile, upon the date acknowledged to have been received in return receipt, or upon the next business day if sent by overnight courier service.

12.7 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to the holder(s) of the Note or Warrant upon any breach or default of a Borrower under this Agreement shall impair any such right, power or remedy of such holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence, therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any holder of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this Agreement must be, made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

12.8 Severability. The invalidity of any provision or portion of a provision of this Agreement shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision. It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.

12.9 Expenses. The Borrowers shall bear their own expenses and legal fees incurred on their behalf with respect to the negotiation, execution and consummation of the transactions contemplated by this Agreement and shall pay all documentary stamp or similar taxes imposed by any authority upon the transactions contemplated by this Agreement or any Transaction Document. Without requiring any documentation therefor, the Borrowers will reimburse the Lender $80,000 for all fees and expenses incurred by it with respect to the negotiation, execution and consummation of the transactions contemplated by this Agreement and the transactions contemplated hereby and due diligence conducted in connection therewith, including the fees and disbursements of counsel and auditors for the Lender. Such reimbursement shall be paid on the Closing Date by the Lender deducting such $80,000 from the Purchase Price as provided in Section 1.1 of this Agreement. The Borrowers shall pay all reasonable, documented third-party fees and expenses incurred by the Lender in connection with the enforcement of this Agreement or any of the other Transaction Documents, including, without limitation, all actual reasonable attorneys’ fees and expenses.

12.10 Consent to Jurisdiction; Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE AND COUNTY OF NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTION DOCUMENTS. EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN ANY SUCH COURTS AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN ANY SUCH COURTS HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY SUCH LEGAL PROCEEDING. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY CONSENTS TO SERVICE OF PROCESS BY NOTICE IN THE MANNER SPECIFIED IN SECTION 12.6 AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION SUCH PARTY MAY NOW OR HEREAFTER HAVE TO SERVICE OF PROCESS IN SUCH MANNER.

12.11 Titles and Subtitles. The titles of the articles, sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

12.12  Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Loan and Securities Purchase Agreement, as of the day and year first above written.

MDWERKS, INC.

By:	/s/ Howard B. Katz
	Name:	Howard B. Katz
	Title:	Chief Executive Officer

XENI FINANCIAL SERVICES, CORP.

By:	/s/ Howard B. Katz
	Name:	Howard B. Katz
	Title:	Chief Executive Officer

DEBT OPPORTUNITY FUND, LLLP, a Florida limited liability limited partnership By: Total Capital Management, LLC, a Florida limited liability company, as its General Partner

By:	/s/ Sean Lyons
	Name:	Sean Lyons
	Title:	Manager